Item 24 b. Exhibit 4. vii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER SPECIFICATIONS

[12] Year Benefit

Rider Effective Date: [as shown on the Contract Schedule].

Benefit Period End Date: the [12th] Contract Anniversary after the later of the Rider Effective Date or the most recent reset.

Current GMAB Charge: [1.40%]

Maximum GMAB Charge: [2.50%]

We may change the GMAB charge at any time, subject to the maximum GMAB charge shown above. Utilization of the Reset Option may increase the GMAB charge.

Maximum Age: [75]

Maximum Reset Age: [78]

Investment Allocation Restrictions: While this rider is in effect, your allocations are restricted to either Custom Allocation Choice Select or one of the MML Asset Allocation Sub-Accounts listed below.

SEPARATE ACCOUNT(S):

[Massachusetts Mutual Variable Annuity Separate Account 4.]

[Custom Allocation Choice Select

40% to 60%	0% to 10% (total)
MML Managed Bond	MML Mid Cap Growth
MML Mid Cap Value
20% to 25% (total)
MML Equity	0% to 10% (total)
MML Equity Income	MML International MML Global Oppenheimer Global
20% to 25% (total)
MML Growth & Income
MML Growth

MML Asset Allocation Sub-Accounts:

MML Conservative Allocation	MML Moderate Allocation
MML Balanced Allocation	MML Core Allocation]

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MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER

This rider modifies the Contract to which it is attached. In the case of a conflict with any provision in the Contract, the provisions of this rider will control.

The Guaranteed Minimum Accumulation Benefit (“GMAB”) provided in this rider will terminate if you change the ownership of the Contract unless the new owner meets the qualifications specified in the Rider Termination provision.

This rider guarantees that your Contract Value will not be less than the GMAB Amount, as described herein, at the end of your benefit period.

The following definition amends the DEFINITIONS section of the Contract:

DEFINITIONS

CONTRACT WITHDRAWAL VALUE. The Contract Value less any applicable Premium Taxes not previously deducted; less any applicable Annual Contract Maintenance Charge; less any applicable GMAB Charge; less any applicable Contingent Deferred Sales Charge; less any Purchase Payments credited to this Contract that have not yet cleared the bank, until they clear the bank.

The Contract is further modified by the following rider provisions.

Allocation Restrictions:

We require that all of your Purchase Payment(s) and Contract Values be allocated to certain Sub-Accounts approved by us during the time this rider is in force. The available Sub-Accounts are shown on the rider specifications page. If you request a change in your allocations or a transfer of any portion of your Contract Value to any Sub-Account not approved by us, you will be required to terminate the rider by Written Request before the allocation change or transfer can be processed. We reserve the right, upon thirty (30) calendar days advance notice to you, to change the available Sub-Accounts approved by us.

GMAB Amount:

While this rider is in force, the GMAB provides for a minimum Contract Value at the end of the benefit period, hereafter referred to as the “GMAB Amount.” If you have not elected to reset the GMAB Amount, it is equal to the total Purchase Payments received prior to the first Contract Anniversary reduced by adjustments for any withdrawals. If you elect to reset the GMAB Amount on or after the second Contract Anniversary, the GMAB Amount will equal the Contract Value as of the reset date reduced by adjustments for any subsequent withdrawals. The adjustments for withdrawals are detailed in the GMAB Amount Adjustment for Withdrawals section below.

We will provide you with an annual report, in accordance with the provisions of the Contract, which includes the GMAB Amount as of the end of each report period.

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GMAB Amount Adjustment for Withdrawals:

On the Business Day a withdrawal is effective, we will adjust your GMAB Amount. The pro-rata adjustment for withdrawals is calculated as follows:

•	The withdrawal amount, including any applicable Contingent Deferred Sales Charge; divided by

•	Your Contract Value immediately prior to the withdrawal; with the result multiplied by

•	Your GMAB Amount immediately prior to the withdrawal.

If you apply a portion of your Contract Value to an Annuity Option, it is considered a withdrawal for purposes of calculating the GMAB Amount.

Benefit Period:

The GMAB Amount is not available until the end of the benefit period. The benefit period begins on the Rider Effective Date or the most recent reset date (if there is a reset) and ends on the Benefit Period End Date shown on the rider specifications page. However, if your Contract Anniversary falls on a non-Business Day, the benefit period will end on the next Business Day.

Reset Option:

Beginning on your second Contract Anniversary, and each subsequent Contract Anniversary while the GMAB is in effect, you may elect to reset your GMAB Amount which will start your benefit period over again.

If you want to reset your GMAB Amount on your upcoming Contract Anniversary, you must submit a Written Request to our Service Center within the period beginning thirty (30) calendar days prior to your Contract Anniversary and ending at the Close of Business on the Business Day immediately preceding your Contract Anniversary.

We will determine if a reset is applicable by comparing your Contract Value to your GMAB Amount. If your Contract Value is less than or equal to the GMAB Amount, the reset will not take place and the existing GMAB Amount and benefit period will remain in place. If your Contract Value is greater than the GMAB Amount, we will reset the GMAB Amount to equal the Contract Value, as detailed below.

•

If your Contract Anniversary falls on a Business Day, we will use your Contract Value as of the Close of Business on that day to compare to your GMAB Amount and, if applicable, will reset the GMAB Amount on your Contract Anniversary.

•

If your Contract Anniversary falls on a non-Business Day, we will use your Contract Value as of the Business Day immediately preceding your Contract Anniversary to compare to your GMAB Amount and, if applicable, will reset the GMAB Amount on the Business Day immediately preceding your Contract Anniversary.

You cannot elect a reset that would extend your benefit period beyond your Annuity Date. The reset election is not available if the oldest Owner (or Annuitant if the Owner is a non-natural person) is older than the maximum reset age shown on the rider specifications page.

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Benefit Determination at End of Benefit Period:

At the end of the benefit period, we determine whether a credit (“GMAB Credit”) is due. If a GMAB Credit is due, we credit your Contract Value at the end of the benefit period. The GMAB Credit will be applied pro-rata to the Sub-Accounts you are invested in when we apply the GMAB Credit.

The GMAB rider will terminate at the end of the benefit period with no benefits or charges accruing thereafter.

Calculation of the GMAB Credit:

The amount of your GMAB Credit, if any, depends on the timing of your Purchase Payments as detailed below.

1)

If you have not made any Purchase Payments after the first Contract Year and there has not been a reset, or you have not made any Purchase Payments after your most recent reset, then your GMAB Credit equals the result of A minus B:

A.	Your GMAB Amount at the end of the benefit period; and

B.	Your Contract Value at the end of the benefit period.

If B is greater than A, you will not receive a GMAB Credit.

2)	If any Purchase Payments were made after the first Contract Year and there has not been a reset, then your GMAB Credit equals the result of A minus B:

A.	Your GMAB Amount at the end of the benefit period; and

B.	Your Contract Value at the end of the benefit period multiplied by the following percentage:

i.	Purchase Payments made during the first Contract Year; divided by

ii.	Total Purchase Payments.

If B is greater than A, you will not receive a GMAB Credit.

3)	If any Purchase Payments were made after the most recent reset, then your GMAB Credit equals the result of A minus B:

A.	Your GMAB Amount at the end of the benefit period; and

B.	Your Contract Value at the end of the benefit period multiplied by the following percentage:

i.	Your Contract Value as of the most recent reset; divided by

ii.	Your Contract Value as of the most recent reset plus any Purchase Payments made after the most recent reset.

If B is greater than A, you will not receive a GMAB Credit.

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GMAB Charge:

While the GMAB rider remains in effect, the GMAB charge will be deducted from the Contract Value quarterly in arrears. The first charge will be deducted three (3) months after the Rider Effective Date. The charge will be deducted from the Sub-Accounts in the ratio that your value in each Sub-Account bears to your Contract Value. The current GMAB charge is equal to a percentage of the GMAB Amount, as of the date the charge is deducted. The current GMAB charge and the maximum GMAB charge are shown on the rider specifications page.

If the GMAB rider is terminated for any reason, a pro-rated charge will be deducted at the time of termination, based on the ratio of (a) total calendar days elapsed in that quarter, and (b) total calendar days in that quarter. The GMAB charge will be discontinued upon termination of the GMAB rider.

We may change the GMAB charge at any time, including upon reset of the GMAB Amount, subject to the maximum GMAB charge shown on the rider specifications page. We will notify you in advance by Written Notice if we change the GMAB charge.

Rider Termination:

This rider will terminate under any of the following conditions:

•	if we receive your Written Request to terminate this rider;
•	if you elect to have all of your Contract Value applied to an Annuity Option;
•	if you change the ownership of the Contract, except:
¡	changes to a spouse, domestic partner or civil union partner who was not over the maximum age, as shown on the rider specifications page, on the Issue Date;
¡	changes in ownership to or from certain trusts;
•

if a death benefit becomes payable in accordance with the provisions of the Contract, including a Contract continued after your death by a non-spouse Beneficiary or a Contract continued by a spouse, domestic partner or civil union partner who had reached the maximum age, as shown on the rider specifications page, on the Issue Date;

•	if the Contract terminates according to the terms of the Contract, except if your Contract Value declines to zero due to investment performance and/or the deduction of charges; or
•	when the benefit period ends.

Signed for Massachusetts Mutual Life Insurance Company by:

[ /s/ Pia Flanagan]	[ /s/ Roger W. Crandall]
[SECRETARY]	[PRESIDENT]

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